Filed pursuant to Rule 424(b)(3)
Registration No. 333-206810

ONCOR ELECTRIC DELIVERY COMPANY LLC

SUPPLEMENT NO. 1 TO

PROSPECTUS DATED

SEPTEMBER 23, 2015

THE DATE OF THIS SUPPLEMENT IS OCTOBER 8, 2015

On October 8, 2015, Oncor Electric Delivery Company LLC filed the attached

Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – October 2, 2015

ONCOR ELECTRIC DELIVERY COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1616 Woodall Rodgers Fwy., Dallas, Texas, 75202

(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code – (214) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On October 2, 2015, Oncor Electric Delivery Company LLC (“Oncor”) entered into an Extension Agreement (the “Extension Agreement”) by and among Oncor, as Borrower, the banks and other financial institutions party thereto as lenders (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”) under the Credit Agreement (as defined below), swingline lender and fronting bank, and the other fronting banks party thereto. The Extension Agreement was entered into pursuant to the Amended and Restated Revolving Credit Agreement (as amended and supplemented, the “Credit Agreement”), dated as of October 11, 2011, by and among Oncor, as Borrower, the Lenders, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, fronting bank and swingline lender, and Barclays Bank PLC, Mizuho Bank, Ltd (as assignee of The Royal Bank of Scotland PLC), Bank of America, N.A. and Citibank, N.A., as fronting banks. The Extension Agreement extends the termination date for revolving loans for one year to October 11, 2017. In addition, the Extension Agreement extends the termination date for swingline loans and letters of credit for one year, to the date that is three business days before October 11, 2017.

The foregoing description of the Extension Agreement is qualified in its entirety by reference to the complete terms of the Extension Agreement, which is attached hereto as Exhibit 10(a).

In addition, on October 7, 2015, pursuant to the terms of the Credit Agreement, Oncor provided written notice to the Agent (the “Reduction Notice”) to permanently reduce the revolving loan commitment under the Credit Agreement from $2.4 billion to $2.0 billion. The Reduction Notice is irrevocable, and the revolving loan commitment reduction will become effective on October 9, 2015.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits.

Exhibit No.	Description

10(a)	Extension Agreement, dated October 2, 2015, to that certain Amended and Restated Revolving Credit Agreement by and among Oncor Electric Delivery Company LLC, as the borrower, the banks and other financial institutions party thereto as Lenders, JPMorgan Chase Bank, N.A., as the Agent, the Swingline Lender and a Fronting Bank, and the other Fronting Banks party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ John M. Casey
Name:	John M. Casey
Title:	Vice President - Treasurer

Dated: October 8, 2015

EXHIBIT INDEX

Exhibit No.	Description

10(a)	Extension Agreement, dated October 2, 2015, to that certain Amended and Restated Revolving Credit Agreement by and among Oncor Electric Delivery Company LLC, as the borrower, the banks and other financial institutions party thereto as Lenders, JPMorgan Chase Bank, N.A., as the Agent, the Swingline Lender and a Fronting Bank, and the other Fronting Banks party thereto.